SECURITIES AND EXCHANGE SOMMISSION
                             Washington, D.C.  20549

                                   FORM  8-K

                               CURRENT REPORT

                      Pursuant to Section 13 or 15(d) of
                     The Securities Exchange Act of 1934


Date of Report (Date of earliest event reported)  November 6, 1998


                      Medical Advisory Systems, Inc.
         (Exact name of registrant as specified in its charter)

DELEWARE		2-98314-W		52-1233960
(State or other		(Commission		(IRS Employer
Jurisdiction of          File Name            Identification No.)

8050 Southern Maryland Blvd., Owings, Maryland              20736
  (Address of Principal Executive Offices)               (Zip Code)


Registrant's telephone number, including area code:  (301) 855-8070





For Immediate Release
November 6, 1998

MEDICAL ADVISORY SYSTEMS, INC.
INVESTS IN INTERNET COMPANY

OWINGS, MD, November 6, 1998 - Medical Advisory Systems, Inc.
(NASDAQ Bulletin Board: MEAS) announced today that it is making a $1,000,000 cash equity investment in America's Doctor, Inc. This investment, combined with an initial $1,000,000 investment in cash and services made earlier this year, increases MAS's current ownership of America's Doctor to approximately 18%.

America's Doctor is a new internet company which provides consumers the opportunity to chat real-time one-on-one with a physician, access hospital resources and be made aware of health care events on the health web site of America Online, Inc. (NYSE: AOL). MAS has an exclusive services agreement to provide the physician chat service from its 24-hour-a-day Tele-Medicine Call Center in Owings, Maryland.

MAS chairman Ronald W. Pickett, who also serves on the board the America's Doctor, stated that "MAS is pleased to increase its equity stake in America's Doctor. Our contractual relationship has been mutually beneficial in that it allowed America's Doctor to launch its service almost overnight, while simultaneously providing MAS virtually unlimited exposure of its well proven Tele-Medical capabilities to the consumer market. We welcome the growth being generated by this contract and look forward to financial rewards for our shareholders from the success of America's Doctor."

MAS is headquartered in Owings, Maryland where it has operated a 24-hour-a-day physician staffed Tele-Medical Call Center since 1982, providing medical advice and assistance to ships at sea, HMO"s, multinational corporations and the international travel industry. MAS also participates in a worldwide network of 24-hour-a-day call centers in 24 countries and utilizes other centers to provide certain services outside of the U.S. MAS has operated profitably for the last 8 consecutive years.

Statements included in this release may constitute forward-looking statements within the meaning of the Private Securities Litigation Reform
Act of 1995. Such statements involve a number of risks and uncertainties such as competitive factors, technological development, market demand, and the Company's ability to obtain new contracts and accurately estimate net revenues due to variability in size, scope and duration of projects, and internal issues in the sponsoring client. Further information on potential factors that could affect the company's financial results can be found on the Company's Registration Statement and in its Reports on Forms 10-K and
10-Q filed with the Securities and Exchange Commission (SEC).

For More Information Contact
Ronald W. Pickett, President and Chairman
910/509-1433 Voice
Thomas M. Hall, M.D., M.I.M.
Chief Executive Officer
410/257-2704 FAX
masceo@aol.com